Exhibit 3.3

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “M3-BRIGADE ACQUISITION II CORP.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF FEBRUARY, A.D. 2021, AT 11:49 O’CLOCK A.M.

4460245 8100 SR# 20210531063	Authentication: 202550494 Date: 02-19-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:49 AM 02/19/2021	CERTIFICATE OF AMENDMENT
FILED 11:49 AM 02/19/2021	OF
SR 20210531063 - File Number 4460245	CERTIFICATE OF INCORPORATION

OF

M3-BRIGADE ACQUISITION II CORP.

(under Section 242 of the Delaware General Corporation Law)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of M3-Brigade Acquisition II Corp., a Delaware corporation (the “Company”), hereby certifies the following:

FIRST: The name of the Company is M3-Brigade Acquisition II Corp..

SECOND: The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 16, 2020 under the name M3 Acquisition II Corp. An amendment was filed with the Secretary of State of the State of Delaware on February 11, 2021 changing the name to M3-Brigade Acquisition II Corp.

THIRD: The Certificate of Incorporation of the Company is hereby further amended to change Article IV, Section 4.1 thereof. Accordingly, Article IV, Section 4.1 of the Certificate of Incorporation shall be amended to read in its entirety as follows:

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 551,000,000 shares, consisting of (a) 550,000,000 shares of common stock (the “Common Stock”), including (i) 500,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 50,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Upon the effective time (the “Effective Time”) of the filing of this Certificate of Amendment, each one (1) share of the Corporation’s Class B Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, is and shall be subdivided and reclassified into 1⁄3 fully paid, nonassessable shares of Class B Common Stock (the “Stock Split”). The authorized number of shares, and par value per share, of Class B Common Stock shall not be affected by the Stock Split.

FOURTH: This amendment to the Certificate of Incorporation of the Company was approved by the Board of Directors of the Company. Thereafter, the sole stockholder of the Corporation adopted this amendment by written consent in lieu of meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed, signed and acknowledged this Certificate of Amendment as of this 19th day of February 2021.

M3-Brigade Acquisition II Corp.

By:
Name:	Mohsin Y. Meghji
Title:	Chief Executive Officer

2